Exhibit 10.2

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Steven C. Gilman, Ph.D. (“Executive”) and ContraFect Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain letter agreement regarding Executive’s terms of employment, dated July 21, 2016 (as amended, the “Letter Agreement”);

WHEREAS, Executive’s employment with the Company and its subsidiaries terminated effective April 1, 2019 (the “Separation Date”);

WHEREAS, in connection with Executive’s termination of employment, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract, directors’ and officers’ insurance or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described herein, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Resignation of Employment; Continued Service on Board. Executive’s employment with the Company terminated effective as of the Separation Date. Effective as of the Separation Date, Executive ceased to serve as President and Chief Executive Officer of the Company and in any officer or other position with the Company or any of its subsidiaries or affiliates, except that following the Separation Date, Executive will continue to serve as Vice Chairman of the Company’s board of directors (the “Board”) and on its committees and subcommittees, including service as Chairman of Company’s Science and Technology Subcommittee, until Executive’s removal or resignation from such position or from the Board or Executive fails to be reelected by the Company’s stockholders. Executive will be eligible to receive compensation for such Board service as determined by the Board from time to time.

2. Payments and Benefits.

(a) To the extent not already paid, the Company shall pay or provide to Executive the sum of: (i) the portion of Executive’s annual base salary earned through the Separation Date, (ii) any expenses owed to Executive under the Company’s expense reimbursement policies, and (iii) any vested benefits accrued under any employee benefit plans, programs or arrangements of the Company, which shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b) Subject to Executive’s continued compliance with the terms of any confidentiality, non-competition, non-solicitation or other similar restrictive covenants with the Company to which Executive is subject:

(i) The Company shall pay to Executive a cash payment equal to the 25% of the annual bonus that would have been earned by Executive for the 2019 calendar year had he remained continuously employed, as determined by the Board based on actual performance, which amount, if any, shall be paid to Executive in a lump sum at the same time in 2020 as annual performance bonuses for 2019 are paid to the Company’s actively employed executive employees; and

(ii) If Executive timely elects to receive continued medical coverage under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums under such plans for Executive and Executive’s dependents who were covered under such plans as of the Separation Date during the period commencing on the Separation Date and ending upon the earliest of (x) December 31, 2019, (y) the date that Executive becomes no longer eligible for COBRA and (z) the date Executive becomes eligible to receive comparable coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependent’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Company makes such determination and shall end on the earliest of (A) December 31, 2019, (B) the date that Executive becomes no longer eligible for COBRA and (C) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period), subject to any delay that may be required under Section 409A of the Internal Revenue Code of 1986, as amended.

3. Equity Awards. Exhibit A to this Agreement sets forth each option to purchase shares of the Company’s common stock (an “Option”) held by Executive as of the Separation Date. The Parties agree that (i) Executive’s service on the Board will constitute Executive’s continued service to the Company for purposes of the vesting and post-termination exercise period of each Option and (ii) any Option that is vested pursuant to its terms will remain exercisable for so long as Executive serves on the Board and for period thereafter set forth in the applicable stock option award agreement.

4. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations relating to Executive’s employment with the Company or the termination thereof owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of Executive’s or their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to Executive’s employment with the Company or the termination thereof, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Retaliatory Actions by Employers Law; the New York State Labor Law; Section 125 of the New York Workers’ Compensation Law; and the New York State Civil Rights Law;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including Executive’s right to receive an award for information provided to any such government agencies), Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, and any Retained Claims.

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties expressly agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the substantive laws of any jurisdiction other than the State of New York, and where applicable, the laws of the United States. The venue for any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be in New York County, State of New York, and the Company and Executive each consents to the jurisdiction of such a court. The Parties waive any and all rights to a trial by jury with respect to any action arising hereunder.

9. Effective Date. Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

10. Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Letter Agreement or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies.

11. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and all of the other Releases. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: April 2, 2019	/s/ Steven C. Gilman
Steven C. Gilman

CONTRAFECT CORPORATION

Dated: April 2, 2019	By:	/s/ Sol J. Barer
Name: Sol J. Barer
Title: Lead Independent Director

[Signature Page to Separation Agreement]

EXHIBIT A

Equity Awards

Date of Grant	Total Shares Originally Subject to Option	Exercise Price per Share
5/18/2015	30,000	$4.65
5/18/2015	170,000	$4.65
3/21/2016	75,000	$3.63
5/6/2016	15,000	$3.22
2/1/2017	315,000	$1.75
2/1/2018	250,000	$1.44
2/5/2019	525,000	$0.45